Exhibit 99.2

UY SCUTI ACQUISITION CORP. ANNOUNCES CLOSING OF $50 MILLION INITIAL PUBLIC OFFERING

NEW YORK, April 1, 2025 (PRNewswire) – UY Scuti Acquisition Corp. (NASDAQ: UYSCU), (the “Company”), today announced the closing of its initial public offering of 5,000,000 units at an offering price of $10.00 per unit. Each unit consists of one ordinary share, par value $0.0001 per share, and one right to receive one-fifth (1/5th) of an ordinary share. The units are listed on The NASDAQ Capital Market (“NASDAQ”) and began trading under the ticker symbol “UYSCU” on March 31, 2025. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to trade on NASDAQ under the symbols “UYSC”, and “UYSCR”, respectively.

Maxim Group LLC acted as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 750,000 units at the initial public offering price to cover over-allotments, if any.

Becker & Poliakoff, P.A. served as legal counsel to the Company and Loeb & Loeb LLP served as legal counsel to Maxim Group LLC in the offering.

A registration statement on Form S-1 relating to these securities (SEC File Number 333-284815) was declared effective by the Securities and Exchange Commission on March 31, 2025. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, located at 300 Park Avenue, 16th Floor, New York, NY 10022, by email at syndicate@maximgrp.com, or by telephone at +1-212-895-3500. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About UY Scuti Acquisition Corp.

UY Scuti Acquisition Corp. is a newly organized blank check company formed under the laws of the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the Company’s search for an initial business combination, are subject to risks and uncertainties, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Company Contact:

Mr. Shaokang Lu

Chief Financial Officer

UY Scuti Acquisition Corporation

39 E Broadway, Suite 603
New York, NY 10002

Tel: (412) 947-0514

Email: kenlu@uysacquisition.com